                                                                    EXHIBIT 99.1

                                                  Contact:  Robert B. Nolen, Jr.
                                                             President and Chief
                                                               Executive Officer
                                                                  (205) 221-4111



            PINNACLE BANCSHARES ANNOUNCES RESULTS FOR THIRD QUARTER


     Jasper, Alabama (November 8, 2004) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's third quarter results of operations. For the three months ended September 30, 2004, net income was $309,000, compared with net income of $571,000 for the three months ended September 30, 2003. Net interest income after the provision for loan losses for the three months ended September 30, 2004, was $1,639,000, compared with $1,495,000 in the same period last year.

     For the nine months ended September 30, 2004, net income was $1,281,000, compared with $1,870,000 for the nine months ended September 30, 2003. Net interest income after the provision for loan losses for the nine months ended September 30, 2004 was $4,935,000, compared with $4,649,000 in the same period last year.

     Mr. Nolen noted that non-interest income decreased from $2,362,000 in the first nine months of 2003 to $1,257,000 in the nine months ended September 30, 2004. This decrease was primarily attributable to decreases in net gains on the sale of loans held or sale and available-for-sale securities of $351,000 and $764,000, respectively. Mr. Nolen remarked that during the third quarter of 2004 the Company restructured a portion of its portfolio in response to changes in interest rates and incurred losses in the quarter of approximately $296,000 in connection with these transactions.

     Mr. Nolen stated that the Company's net interest margin increased to 3.70% for the nine months ended September 30, 2004, from 3.68% for the nine months ended September 30, 2003.

     Mr. Nolen noted that the provision for loan losses in the nine months ended September 30, 2004 was $441,000, compared to $882,000 in the first nine months of 2003. As a percent of total loans, the allowance for total loans was 1.21% at September 30, 2004. The decrease in the provision for loan losses was primarily the result of decreased charge-offs as well as a decrease in non-accrual loans. As a percent of total loans, nonperforming loans were 0.63% at September 30, 2004, compared to 0.69% at December 31, 2003.

     Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.
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                           PINNACLE BANCSHARES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       Three Months Ended September 30,
                                                    -------------------------------------
                                                         2004                    2003
                                                    ---------------        --------------
Net income                                            $  309,000              $  571,000
Basic earnings per share                              $     0.20              $     0.36
Diluted earnings per share                            $     0.20              $     0.36


Performance ratios (annualized):
  Return on average assets                                  0.59%                   1.07%
  Return on average equity                                  6.28%                  12.01%
  Interest rate spread                                      3.69%                   3.67%
  Net interest margin                                       3.71%                   3.74%
  Operating cost to assets                                  2.64%                   2.62%


Weighted average basic shares
  outstanding                                          1,549,678               1,565,684
Weighted average diluted shares
  outstanding                                          1,585,223               1,606,058
Dividends per share                                   $     0.11              $     0.10
Provision for loan losses                             $  147,000              $  347,000


                                                       Nine Months Ended September 30,
                                                    -------------------------------------
                                                         2004                    2003
                                                    ---------------        --------------
Net income                                            $1,281,000              $1,870,000
Basic earnings per share                              $     0.82              $     1.17
Diluted earnings per share                            $     0.80              $     1.15


Performance ratios (annualized):
  Return on average assets                                  0.81%                   1.15%
  Return on average equity                                  8.73%                  12.75%
  Interest rate spread                                      3.68%                   3.60%
  Net interest margin                                       3.70%                   3.68%
  Operating cost to assets                                  2.70%                   2.55%


Weighted average basic shares
  outstanding                                          1,560,079               1,593,528
Weighted average diluted shares
  outstanding                                          1,599,711               1,623,478
Dividends per share                                   $     0.32              $     0.30
Provision for loan losses                             $  441,000              $  882,000



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
                                                    ------------------------------------------
                                                    September 30, 2004       December 31, 2003
                                                    ------------------       -----------------
Total assets                                          $ 207,764,000            $ 208,574,000
Loans receivable                                      $ 102,431,000            $ 105,477,000
Deposits                                              $ 180,166,000            $ 179,939,000
Total stockholders' equity                            $  20,017,000            $  19,431,000
Book value per share                                  $       12.51            $       12.23
Stockholders' equity to assets ratio                            9.6%                     9.3%

Assets quality ratios:
  Nonperforming loans as a percent of                          0.63%                    0.69%
    total loans
  Nonperforming assets as a percent of total assets            0.53%                    0.84%
    total assets
  Allowance for loan losses as a percent                       1.21%                    1.37%
    of total loans
  Allowance for loan losses as a percent                     192.47%                  201.51%
    of nonperforming loans


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WASHDC1/107943/2 113619.000



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